MANAGEMENT AGREEMENT

THIS AGREEMENT (the "Agreement") effective as of the twenty-fifth (25th) day of June, 2014 (the “Effective Date”), entered into between Cannabis Science, Inc. a Nevada Corporation, with its principal offices located at 6946 North Academy Blvd Suite B #254, Colorado Springs, Colorado 80918 (the “Company” or “CBIS”) and Richard Ogden, Ph.D., with mailing address of RORR Inc., P.O. Box 397, Moran, WY 83013(the “Consultant” or "CSO") in connection with the provision of the Consultant’s services to the Company.

WHEREAS:

A.      The Company is in the business of developing, manufacturing, marketing and distributing legal cannabinoid products worldwide;

B.      The Company wishes to continue to engage the services of the Consultant as an independent contractor of the Company to continue to serve as its Chief Scientific Officer and ex officio member of its scientific advisory board pursuant to a new agreement; and

C.      The Company and the Consultant have agreed to enter into a consulting agreement for their mutual benefit that supersedes any and all existing agreements between the parties.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.         ENGAGEMENT AS A CONSULTANT

1.1       The Company hereby continues to engage the Consultant as an independent contractor of the Company, to undertake the duties and title of Chief Scientific Officer (CSO) and ex officio member of the Scientific Advisory Board and agrees to exercise those powers as requested by the Company or its subsidiaries from time to time, (collectively the “Services”) and the Consultant accepts such engagement on the terms and conditions set forth in this Agreement.  It is anticipated that the Company's CEO will provide specific projects and timelines for the Consultant to begin a more active role in the development, research, and study of the Company's pharmaceutical and other products as a part of the Services.  In addition, the parties agree as stated above that this Agreement supersedes any and all existing agreements between the parties.

2.         TERM OF THIS AGREEMENT

2.1       The term of this Agreement shall begin as of the Effective Date and shall continue for a period of two (2) years, or until terminated earlier pursuant to other relevant Sections herein (the “Term”).  The parties may to agree to continue thereafter to extend the term of this Agreement by mutually agreed terms and conditions.

3.         CONSULTANT SERVICES

3.2              The Consultant shall undertake and perform the duties and responsibilities commonly associated with acting in the capacity of CSO and ex officio member of the Scientific Advisory Board, defined more specifically above as the Services.

3.3              In providing the Services the Consultant shall:

•         comply with all applicable local statutes, laws and regulations;

•         not make any misrepresentation or omit to state any material fact which results in a misrepresentation regarding the business of the Company;

•         not disclose, release or publish any information regarding the Company without the prior written consent of the Company; and

•         not employ any person in any capacity, or contract for the purchase or rental of any service, article or material, nor make any commitment, agreement or obligation whereby the Company shall be required to pay any monies or other consideration without the Company's prior written consent.

4.         COMPENSATION

4.1       Compensation in Shares.  As consideration for the provision of the Services for the Term, the Company shall compensate and issue to the Consultant one million five hundred thousand (1,500,000) Rule 144 shares of the Company (the "Compensation").  It is expected that these shares shall be issued within forty-five (45) days of the Effective Date.

5.         DEBTS AND EXPENSES

5.1       The parties agree that the Compensation hereunder shall be inclusive of any and all fees or expenses incurred by the Consultant on the Consultant’s own behalf pursuant to this Agreement including but not limited to the costs of rendering the Services.  In addition, the parties agree that any debts of the Company to the Consultant existing prior to the execution of this Agreement are fully satisfied through the Compensation herein. Notwithstanding the foregoing, the Company shall reimburse the Consultant for any bona fide expenses incurred by the Consultant on behalf of the Company in connection with the provision of the Services provided that the Consultant submits to the Company an itemized written account of such expenses and corresponding receipts of purchase in a form acceptable to the Company within 10 days after the Consultant incurs such expenses. However, the Company shall have no obligation to reimburse the Consultant for any single expense in excess of five hundred dollars ($500) or three thousand dollars ($3,000.00) in the aggregate without the express prior written approval of the Company’s Board of Directors.

6.         CONFIDENTIALITY

6.1       The Consultant shall not disclose to any third party without the prior consent of the Company any financial or business information concerning the business, affairs, plans and programs of the Company its Directors, officers, shareholders, employees, or Consultants (the "Confidential Information").  The Consultant shall not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) the Consultant is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order.  As a material inducement to the Company entering into this Agreement, the Consultant shall, at the Company’s request, execute a new confidentiality and non-disclosure agreement in a form mutually agreed upon by the Company and the Consultant.

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7.         GRANTS OF RIGHTS AND INSURANCE

7.1       The Consultant agrees that the results and proceeds of the Services under this Agreement, although not created in an employment relationship, shall, for the purpose of copyright only, be deemed a work made in the course of employment under the Canadian law or a work-made-for-hire under the United States law and all other comparable international intellectual property laws and conventions.  All intellectual property rights and any other rights (including, without limitation, all copyright) which the Consultant may have in and to any work, materials, or other results and proceeds of the Services hereunder shall vest irrevocably and exclusively with the Company and are otherwise hereby assigned to the Company as and when created.  The Consultant hereby waives any moral rights of authors or similar rights the Consultant may have in or to the results and proceeds of the Consulting Services hereunder.

7.2       The Company shall have the right to apply for and take out, at the Company's expense, life, health, accident, or other insurance covering the Consultant, in any amount the Company deems necessary to protect the Company's interest hereunder.  The Consultant shall not have any right, title or interest in or to such insurance.

8.         REPRESENTATIONS AND WARRANTIES

8.1       The Consultant represents, warrants and covenants to the Company as follows:

(a)    the Consultant is not under any contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of the Services hereunder or any other rights of the Company hereunder;

(b)   the Consultant is not under any physical or mental disability that would hinder the performance of his duties under this Agreement;

9.         INDEMNIFICATION

9.1       the Consultant shall indemnify and hold harmless the Company, its partners, financiers, parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any breach by the Consultant of any representations and warranties contained in, or by any breach of any other provision of, this Agreement by the Consultant.

9.2       the Company shall indemnify and hold harmless the Consultant, its partners, financiers, parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any breach by the Company of any representations and warranties contained in, or by any breach of any other provision of, this Agreement by the Company.

10.        NO OBLIGATION TO PROCEED

10.1     Nothing herein contained shall in any way obligate the Company to use the Services hereunder or to exploit the results and proceeds of the Services hereunder.

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11.       MUTUAL RIGHT OF TERMINATION

11.1      The Company and the Consultant shall each have the right to terminate this Agreement at any time in its sole discretion by giving not less than sixty (60) days written notice. The Parties may, however, terminate this Agreement by mutual written consent at any time.

12.        COMPANY DEFAULT/BREACH/CURE

12.1      No act or omission of the Company hereunder shall constitute an event of default or material breach of this Agreement unless the Consultant shall first notify the Company in writing setting forth such alleged breach or default and the Company shall cure said alleged breach or default within 10 days after receipt of such notice (or commence said cure within said ten (10) days if the matter cannot be cured in ten (10) days, and shall diligently continue to complete said cure within sixty (60) days).

13.        COMPANY'S REMEDIES

13.1      The services to be rendered by the Consultant hereunder and the rights and privileges herein granted to the Company are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, it being understood and agreed that a breach by the Consultant of any of the provisions of this Agreement shall cause the Company irreparable injury and damages.  The Consultant expressly agrees that the Company shall be entitled to seek injunctive and/or other equitable relief to prevent a breach hereof the Consultant.  Resort to such equitable relief, however, shall not be construed as a waiver of any other rights or remedies which the Company may have in the premises for damages or otherwise.

14.       INDEPENDENT CONTRACTORS

14.1     Nothing herein shall be construed as creating a partnership, joint venture, or master-servant relationship between the parties for any purpose whatsoever.  Except as may be expressly provided herein, neither party may be held responsible for the acts either of omission or commission of the other party, and neither party is authorized, or has the power, to obligate or bind the other party by contract, agreement, warranty, representation or otherwise in any manner.  It is expressly understood that the relationship between the parties is one of independent contractors.

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15.       MISCELLANEOUS PROVISIONS

(a)    Time.  Time is of the essence of this Agreement.

(b)   Presumption.  This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

(c)    Titles and Captions.  All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

(d)   Further Action.  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

(e)    Savings Clause.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

(f)    Assignment.  The Company may assign this Agreement, in whole or in part, at any time to any party, as the Company shall determine in its sole discretion; provided that, no such assignment shall relieve the Company of its obligations hereunder unless consented to by the Consultant in writing.

(g)   Notices.  All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified.  Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier, addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten days written notice, to the other party.

(h)   Entire agreement.  This Agreement contains the entire understanding and agreement among the parties.  There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.  This Agreement may be amended only in writing signed by all parties.

(i)     Waiver.  A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

(j)     Counterparts.  This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  In the event that the document is signed by one party and faxed or otherwise transmitted electronically to another the parties agree that a faxed or electronic signature shall be binding upon the parties to this agreement as though the signature was an original.

(k)   Successors.  The provisions of this Agreement shall be binding upon all parties, their successors and permitted assigns.

(l)     Counsel.  The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

(m) Governing Law.This Agreement will be governed by, and will be construed in accordance with, the laws of the State of Nevada, without regard to its conflict of law rules.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

CANNABIS SCIENCE, INC.

Per:  /s/ Dorothy H. Bray

___________________________________________

Dorothy H. Bray, Ph.D.

Director, President, & Chief Executive Officer

Chad S. Johnson

_______________________________________

Chad S. Johnson, Esq.

Director, Chief Operating Officer & General Counsel

Chief Scientific Officer:

Per: /s/ Richard Ogden

________________________________

Richard Ogden, Ph.D.

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